BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
33583 Woodward Avenue
Birmingham, MI 48009
(248) 723-7200

April 7, 2008
Dear Shareholder:
     I am pleased to invite you to attend the Birmingham Bloomfield Bancshares, Inc.’s 2008 annual meeting of shareholders on Monday, May 19, 2008. We will hold the meeting at 9:30 a.m. at the Birmingham Community House, 380 South Bates Street,, Birmingham, Michigan.
     On the page following this letter, you will find the Notice of Meeting which lists the matters to be considered at the meeting. Following the Notice of Meeting is the proxy statement which describes these matters and provides you with additional information about our Company. Also enclosed you will find the Company’s 2007 Annual Report and your proxy card, which allows you to vote on these matters.
     Your vote is important. A majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business. Please complete and mail in your proxy card promptly, even if you plan to attend the meeting. You can attend the meeting and vote in person, even if you have sent in a proxy card.
     The Board of Directors recommends that shareholders vote FOR each of the proposals stated in the proxy statement.
     The rest of the Board and I look forward to seeing you at the meeting. Whether or not you can attend, we greatly appreciate your cooperation in returning the proxy card.

Sincerely,

Robert E. Farr
President and Chief Executive Officer

BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
33583 Woodward Avenue
Birmingham, MI 48009
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	9:30 a.m., local time, on Monday, May 19, 2008

PLACE	Birmingham Community House
380 South Bates Street
Birmingham, Michigan

ITEMS OF BUSINESS	(1)	To elect four Class III members of the Board of Directors with terms expiring in 2011.
	(2)	To transact such other business as may properly come before the Meeting.

ANNUAL REPORT	Our 2007 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

RECORD DATE	You can vote if you are a shareholder of record on March 21, 2008.

QUORUM	A majority of the shares of common stock must be represented at the meeting. If there are insufficient shares, the meeting may be adjourned.

April 7, 2008
Daniel P. O’Donnell, Secretary

SOLICITATION AND VOTING	4
Shareholders Entitled to Vote	4
Voting Procedures	4
Required Vote	5
Revoking a Proxy	5
List of Shareholders	5
Cost of Proxy Solicitation	5
Inspector of Election	5
Other Matters	6
GOVERNANCE OF THE COMPANY	6
Role and Composition of the Board of Directors	6
The Executive Committee	6
The Audit Committee	7
Audit Committee Financial Expert	7
The Nomination and Governance Committee	7
The Compensation Committee	8
Code of Ethics	8
Shareholder Communications with the Board	8
Directors’ Compensation	9
ITEM 1. ELECTION OF DIRECTORS	9
CLASS III — NOMINEES WHOSE TERMS WILL EXPIRE IN 2011	10
CLASS I — CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2009	10
CLASS II — CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2010	11
SECURITY OWNERSHIP OF DIRECTORS, NOMINEES FOR DIRECTORS, MOST HIGHLY COMPENSATED EXECUTIVE OFFICERS AND ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP	12
SECURITY OWNERSHIP OF SHAREHOLDERS HOLDING 5% OR MORE	13
EXECUTIVE COMPENSATION	14
Employment Agreements	14
401(k) Plan	15
Payments upon Termination/Change of Control	15
Option Grants in 2007	16
Transactions With Certain Related Persons	17
AUDIT COMMITTEE	18
Audit Committee Report	18
Audit Fees	18
Audit Related Fees	18
Tax Fees	18
All Other Fees	19
COMPLIANCE WITH SECTION 16	19
SHAREHOLDER PROPOSALS	19

BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
33583 Woodward Avenue
Birmingham, MI 48009
SOLICITATION AND VOTING
     We are sending you this Proxy Statement and the enclosed proxy card because the Board of Directors of Birmingham Bloomfield Bancshares, Inc. (the “Company” “we” or “us”) is soliciting your proxy to vote at the 2008 annual meeting of Shareholders (the “Annual Meeting”). This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting.
     You are invited to attend our Annual Meeting on May 19, 2008 beginning at 9:30 a.m., local time. The Annual Meeting will be held at the Birmingham Community House, 380 South Bates Street,, Birmingham, Michigan.
     This Proxy Statement and the enclosed form of proxy are being mailed starting on or about April 7, 2008.
Shareholders Entitled to Vote
     Holders of record of common stock of the Company at the close of business on March 21, 2008 are entitled to receive this notice. Each share of common stock of the Company is equal to one vote.
     There is no cumulative voting at the Annual Meeting.
     As of the record date, there were 1,800,000 common shares issued and outstanding.
Voting Procedures
     You can vote on matters to come before the meeting in one of two ways:
•	you can come to the Annual Meeting and cast your vote there; or

•	you can vote by signing and returning the enclosed proxy card. If you do so, the individuals named as proxies on the card will vote your shares in the manner you indicate.
     You may also choose to vote for all of the nominees for Director and each proposal by simply signing, dating and returning the enclosed proxy card without further direction. All signed and returned proxies that contain no direction as to vote will be voted FOR each of the nominees for Director and FOR each of the proposals.
     The Board of Directors has selected William Aikens and Harry Cendrowski as the persons to act as proxies on the proxy card.
     If you plan to attend the Annual Meeting and vote in person, you should request a ballot when you arrive. HOWEVER, IF YOUR SHARES ARE HELD IN THE NAME OF YOUR BROKER, BANK OR OTHER NOMINEE, THE INSPECTOR OF ELECTION WILL REQUIRE YOU TO PRESENT A POWER OF ATTORNEY OR PROXY IN YOUR NAME FROM SUCH BROKER, BANK OR OTHER NOMINEE FOR YOU TO VOTE SUCH SHARES AT THE ANNUAL MEETING. Please contact your broker, bank or nominee.

Required Vote
     The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because such broker, bank or nominee does not have discretionary authority to vote and has not received instructions from the beneficial owner.
     Once a quorum is achieved, a plurality of votes cast is all that is necessary for the election of Directors. Abstentions and broker “non votes” are not counted in determining the vote. As to all other matters that may come before the meeting, the affirmative vote of a majority of votes cast is necessary for the approval of such matters. Abstentions and broker “non votes” are again not counted for purposes of approving the matter.
Revoking a Proxy
     If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:
•	you may send in another proxy with a later date;

•	you may notify the Company’s Secretary in writing at Birmingham Bloomfield Bancshares, Inc., 33583 Woodward Avenue, Birmingham, Michigan 48009; or

•	you may revoke by voting in person at the Annual Meeting.
     If you choose to revoke your proxy by attending the Annual Meeting, you must vote in accordance with the rules for voting at the Annual Meeting. Attending the Annual Meeting alone will not constitute revocation of a proxy.
List of Shareholders
     A list of shareholders entitled to vote at the Annual Meeting will be available for examination by shareholders for any purpose related to the Annual Meeting at the Company’s offices at 33583 Woodward Avenue, Birmingham, Michigan for a period of ten days prior to the Annual Meeting. A list will also be available at the Annual Meeting itself.
Cost of Proxy Solicitation
     We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, mail or telegram. We do not intend to engage a proxy solicitation firm to assist us in the distribution and solicitation of proxies. The Company will also request persons, firms and corporations holding shares in their names for other beneficial owners to send proxy materials to such beneficial owners. The Company will reimburse these persons for their expenses.
Inspector of Election
     Your proxy returned in the enclosed envelope will be delivered to the Company’s transfer agent, Registrar and Transfer Company. The Board of Directors has designated Donald Ruff and Lance Krajacic, Jr. to act as inspectors of election and to tabulate the votes at the Annual Meeting.

Other Matters
     The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxies to vote the shares on such matters in their discretion.
GOVERNANCE OF THE COMPANY
Role and Composition of the Board of Directors
     Our Company’s Board of Directors is the ultimate decision making body of the Company, except for matters which law or our Articles of Incorporation requires the vote of shareholders. The Board of Directors selects the management of the Company which is responsible for the Company’s day to day operations. The Board acts as an advisor to management and also monitors its performance. Our Board of Directors has determined that each of William R. Aikens, Harry Cendrowski, Donald E. Copus, John M. Erb, Charles Kaye, Jr., Scott B. McCallum, Daniel P. O’Donnell, Charles T. Pryde, Donald Ruff, Walter G. Schwartz, and Henry Spellman are independent as independence is defined in the NASDAQ’s listing standards, as those standards have been modified or supplemented.
     Members of the Board of Directors serve also as Directors of Bank of Birmingham (the “Bank”). The Bank is the Company’s wholly owned subsidiary. You will find a discussion of its activities in your Annual Report.
     During 2007, the Board of Directors met as the Company’s Board of Directors thirteen times. In addition, the Board of Directors has authorized four Committees to manage distinct matters of the Company. These Committees are the Executive Committee, Audit Committee, the Nomination and Governance Committee, and the Compensation Committee. Membership on each of the Committees is set forth in the table below. All of our Directors attended 75 percent or more of the meetings of the Board and the Board Committees on which they served in 2007 with the exception of Harry Cendrowski, Charlie Pryde and Daniel O’Donnell.

Nomination
and
Name	Board	Executive	Audit	Governance	Compensation
William R. Aikens	X	X	X		X
Harry Cendrowski	X	X	X
Donald E. Copus	X			X
John M. Erb	X
Robert E. Farr	X	X
Charles Kaye, Jr.	X		X
Scott B. McCallum	X	X
Richard J. Miller	X
Daniel P. O’Donnell	X
Charles T. Pryde	X				X
Donald Ruff	X	X	X
Walter G. Schwartz	X			X
Henry G. Spellman	X	X		X	X

Meetings in 2007	14	0	5	0	0
The Executive Committee

     The Executive Committee generally acts in lieu of the full board of directors between board meetings. This committee is responsible for formulating and implementing policy decisions, subject to review by the entire board of directors.
The Audit Committee
     The Audit Committee is responsible for the annual appointment of the public accounting firm to be our outside auditors. The Committee is also responsible for the following tasks:
•	maintaining a liaison with the outside auditors;

•	reviewing the adequacy of internal controls;

•	reviewing with management and outside auditors financial disclosures of the Company; and

•	reviewing any material changes in accounting principles or practices used in preparing statements.
Audit Committee Financial Expert
     Our Board of Directors has determined that we have an Audit Committee financial expert, as defined by the Securities and Exchange Commission, serving on our Audit Committee. Donald Ruff is our Audit Committee financial expert, and he is independent as independence for audit committee members is defined in the NASDAQ’s listing standards, as those standards have been modified or supplemented.
The Nomination and Governance Committee
     The Nomination and Governance Committee identifies individuals to become board members and selects, or recommends for the board’s selection, director nominees to be presented for shareholder approval at the annual meeting of shareholders or to fill any vacancies.
     Our Board of Directors has adopted a written charter for the Nomination and Governance Committee, a copy of which is available to shareholders on our website, at http://www.bankofbirmingham.net. Each of the members of our Nomination and Governance Committee is independent as independence is defined in the NASDAQ’s listing standards, as those standards have been modified or supplemented.
     The Nomination and Governance Committee’s policy is to consider director candidates recommended by shareholders. Such recommendations must be made pursuant to timely notice in writing to:
Birmingham Bloomfield Bancshares, Inc.
33583 Woodward Avenue
Birmingham, Michigan 48009
     Article II, Section 6 of the Company’s Bylaws governs nominations for election to the Board of Directors and requires all nominations for election to the Board of Directors, other than those made by or at the direction of the Board, to be made pursuant to timely notice in writing to the Company, as set forth in the Bylaws. To be timely, a shareholders’ notice must be delivered, or mailed, and received at the principal executive offices of the Company not less than 60 days nor more than 270 days prior to the meeting; provided, however, that in the event less than 30 days’ notice or prior disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such disclosure was made. No notice has been received by the Company in connection with the Annual Meeting. Each written notice of a shareholder nomination must set forth certain information specified in the Bylaws. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the procedures set forth in the Bylaws.

     The Nomination and Governance Committee has not established specific, minimum qualifications for recommended nominees or specific qualities or skills for one or more of our directors to possess. The Nomination and Governance Committee uses a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgments of, the members of the Nomination and Governance Committee and our then current needs, although the committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a shareholder. It is anticipated that nominees will be either existing directors or business associates of our directors or officers.
The Compensation Committee
     The Compensation Committee is responsible for establishing annual and long-term performance goals for the Chief Executive Officer and senior management. This Committee is also responsible for reviewing and making determinations concerning senior officers’ compensation and other incentive compensation programs. The committee makes recommendations to the board, but does not have the authority to establish compensation. The committee may utilize banking industry compensation surveys from time-to-time, but does not utilize compensation consultants in recommending compensation. For officers other than the President and Chief Executive Officer, the committee utilizes advice from the President and Chief Executive Officer in making its recommendation to the board. The committee is also responsible for reviewing and recommending that the Company’s Compensation Discussion and Analysis be included in this proxy statement.
     Our Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available to shareholders on our website at http://www.bankofbirmingham.net. Each of the voting members of our Compensation Committee is independent as independence is defined in NASDAQ’s listing standards, as those standards have been modified or supplemented.
Code of Ethics
     The Company has adopted a Code of Ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Ethics contains written standards that we believe are reasonably designed to deter wrongdoing and to promote:
•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commissions and in other public communications we make;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the code to an appropriate person or persons named in the code; and

•	Accountability for adherence to the code.
     This Code of Ethics is attached to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 as Exhibit 14. We have also posted it on our Web site at http://www.bankofbirmingham.net. We will provide to any person without charge, upon request, a copy of our Code of Ethics. Requests for a copy of our Code of Ethics should be made to our Secretary at 33583 Woodward Avenue, Birmingham, Michigan 48009. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relates to any element of the code definition enumerated in Securities and Exchange Commission, Regulation S-K, Item 406(b) by posting such information on our Web site at http://www.bankofbirmingham.net within five business days following the date of the amendment or waiver.

Shareholder Communications with the Board
     Our Board of Directors has a process for shareholders to send communications to the Board of Directors, its Nomination and Governance Committee or its Audit Committee, including complaints regarding accounting, internal accounting controls, or auditing matters. Communications can be sent to the Board of Directors, its Nomination and Governance Committee or its Audit Committee or specific directors either by regular mail to the attention of the Board of Directors, its Nomination and Governance Committee, its Audit Committee or specific directors, at our principal executive offices at 33583 Woodward Avenue, Birmingham, Michigan 48009. All of these communications will be reviewed by our Secretary (1) to filter out communications that our Secretary deems are not appropriate for our directors, such as spam and communications offering to buy or sell products or services, and (2) to sort and relay the remainder to the appropriate directors. We encourage all of our directors to attend the annual meeting of shareholders, if possible. We anticipate that all of our directors will attend our 2007 annual meeting of shareholders.
Directors’ Compensation
     We do not currently pay any cash compensation for service as a Company or Bank director. We may elect to compensate our directors through the payment of fees in the future, but have no plans to do so at this time.
2007 DIRECTOR COMPENSATION TABLE

				Nonqualified
				Deferred
	Fees Earned or			Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)
William R. Aikens	$0	$0	$0	$0	$0	$0
Harry Cendrowski	$0	$0	$0	$0	$0	$0
Donald E. Copus	$0	$0	$0	$0	$0	$0
John M. Erb	$0	$0	$0	$0	$0	$0
Charles Kaye, Jr.	$0	$0	$0	$0	$0	$0
Scott B. McCallum	$0	$0	$0	$0	$0	$0
Daniel P. O’Donnell	$0	$0	$0	$0	$0	$0
Charles T. Pryde	$0	$0	$0	$0	$0	$0
Donald Ruff	$0	$0	$0	$0	$0	$0
Walter G. Schwartz	$0	$0	$0	$0	$0	$0
Henry G. Spellman	$0	$0	$0	$0	$0	$0
ITEM 1. ELECTION OF DIRECTORS
     Currently, the Board of Directors has 13 members which are divided into three classes of three to six directors per class. Each class of directors are appointed to three-year terms. One class of directors will be up for election each year. This results in a staggered Board which ensures continuity from year to year.
     Four Class III directors will be elected at the Annual Meeting to serve a three-year term expiring at our Annual Meeting in 2011.
     The persons named in the enclosed proxy card intend to vote the proxy for the election of each of the four nominees unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees. Each nominee elected as director will continue in office until his or her successor has been elected, or until his death, resignation or retirement.
     The Board of Directors has proposed the following nominees for election as Class III Directors whose terms will expire in 2011: John M. Erb, Charles T. Pryde, Donald Ruff and Walter G. Schwartz.

     The Board of Directors recommends a vote FOR the election of these nominees as Directors.
     We expect each nominee to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees. The principal occupation and certain other information about the nominees is set forth below.
CLASS III — NOMINEES WHOSE TERMS WILL EXPIRE IN 2011

Name and Age as of		Position, Principal Occupation,
the Annual Meeting		Business Experience and Directorship
John M Erb	53	Director since 2007. Vice President, Edgemere Enterprises (real estate investment).

Charles T. Pryde	52	Director since 2006. Member, Governmental Affairs Staff, Ford Motor Company.

Donald Ruff	71	Director since 2006. Retired-former Senior Vice President and Manager of Corporate Operations and Auditing, First Federal of Michigan.

Walter G. Schwartz	43	Director since 2006. Investment Advisor, Schwartz & Co. (investment management).
CLASS I — CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2009

Name and Age as of		Position, Principal Occupation,
the Annual Meeting		Business Experience and Directorship
William R. Aikens	74	Director since 2006. Chairman/owner, Spartan Metal Finishing.

Harry Cendrowski	53	Director since 2006. Partner, Cendrowski Selecky, P.C. (certified public accounting).

Richard J. Miller	49	Executive Vice President, Chief Financial Officer and Director since 2006. Former senior consultant, Plante & Moran, PLLC (certified public accounting).

CLASS II — CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2010

Name and Age as of		Position, Principal Occupation,
the Annual Meeting		Business Experience and Directorship
Donald E. Copus	51	Director since 2006. Chief Financial Officer, Magna Services Group, Ltd. (Hungry Howie’s Pizza franchisee).

Robert E. Farr	51	President and Chief Executive Officer and Director since 2006. Former Regional Director-Private Banking, TCF Bank (2001-2003).

Charles Kaye	84	Director since 2006. Partner, Boyes, Wright, Pittman and Co., P.C. (certified public accountants).

Scott McCallum	48	Director since 2006. Principal, Resource Financial Institutions Group, Inc. (investment management).

Daniel P. O’Donnell	49	Director since 2006. Principal/Owner, Professional Furniture Services (furniture restoration).

Henry G. Spellman	64	Director since 2006. Retired-former Vice President-International Operations, Chrysler Financial Corporation.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES FOR DIRECTORS
MOST HIGHLY COMPENSATED EXECUTIVE OFFICERS AND
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP

	Amount and
	Nature of Beneficial		Ownership
Name	Ownership		As a Percent of Class
William R. Aikens (Director)	34,960	(1)(3)	1.93%
Harry Cendrowski (Director)	19,360	(1)(4)	1.07%
Donald E. Copus (Director)	17,320	(1)(2)	0.96%
John M. Erb (Director)	3,000		0.17%
Robert E. Farr (Executive Officer and Director)	17,560	(1)(7)	0.97%
Charles Kaye, Jr. (Director)	16,360	(1)(8)	0.90%
Lance N. Krajacic (Executive Officer)	18,000	(8)(12)	1.00%
Scott B. McCallum (Director)	—		—
Richard J. Miller (Executive Officer and Director)	19,360	(1)(4)(11)	1.07%
Daniel P. O’Donnell (Director)	16,360	(1)(8)	0.90%
Charles T. Pryde (Director)	16,039	(1)(14)	.89%
Donald Ruff (Director)	600	(13)	*
Walter G. Schwartz (Director)	16,360	(1)(8)	0.90%
Henry G. Spellman (Director)	19,360	(1)(4)	1.07%
All directors and executive officers as a group (14 persons)	214,639		11.31%

*	less than one percent

(1)	Includes organizer warrants to acquire 7,360 shares of common stock which are currently exercisable.

(2)	Includes shareholder warrants to acquire 1,660 shares of common stock which are currently exercisable.

(3)	Includes shareholder warrants to acquire 1,600 shares of common stock which are currently exercisable and 15,000 shares and 3,000 shareholder warrants which are currently exercisable and are held by Mr. Aikens wife.

(4)	Includes shareholder warrants to acquire 2,000 shares of common stock which are currently exercisable.

(5)	Includes 7,900 shares and 1,580 shareholder warrants which are currently exercisable which are held by Mr. Copus wife.

(6)	Includes shareholder warrants to acquire 1,405 shares of common stock which are currently exercisable and 1,000 shares and 200 shareholder warrants which are currently exercisable and are held by a trust which Mr. Farr is trustee.

(7)	Includes shareholder warrants to acquire 770 shares of common stock which are currently exercisable and 2,000 shares and 400 shareholder warrants which are currently exercisable and are held by Mr. Farrs wife and 1650 shares and 330 shareholder warrants which are currently exercisable and are held by Mr. Farrs children and 1,000 shares and 200 shareholder warrants which are currently exercisable and are held by a trust which Mr. Farr is trustee.

(8)	Includes shareholder warrants to acquire 1,500 shares of common stock which are currently exercisable.

(9)	Includes shareholder warrants to acquire 980 shares of common stock which are currently exercisable and 2,333 shares and 466 shareholder warrants which are currently exercisable and are held by Mr. Prydes wife

(10)	Does not include options to purchase 50,000 shares of common stock to be issued upon approval of the 2006 Stock Incentive Plan.

(11)	Does not include options to purchase 30,000 shares of common stock to be issued upon approval of the 2006 Stock Incentive Plan.

(12)	Does not include options to purchase 25,000 shares of common stock to be issued upon approval of the 2006 Stock Incentive Plan.

(13)	Includes shareholder warrants to acquire 100 shares of common stock which are currently exercisable.

(14)	Includes shareholder warrants to acquire 1,446 shares of common stock which are currently exercisable.
SECURITY OWNERSHIP OF SHAREHOLDERS
HOLDING 5% OR MORE

NAME AND ADDRESS OF	NUMBER OF	PERCENT
BENEFICIAL OWNER	SHARES(1)	OF CLASS

Resource America, Inc 1845 Walnut Street, 10th Floor Philadelphia, Pennsylvania 19103	178,171	9.9%

(1)	Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”) under the Exchange Act, a person or entity is considered to beneficially own shares of Common Stock if the person or entity has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, a person has sole voting power and sole investment power with respect to the indicated shares.

EXECUTIVE COMPENSATION
The following table shows, for the year ended December 31, 2007, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for the year, to the Chief Executive Officer, Chief Financial Officer and other executive officers (“Named Executive Officers”) who accrued compensation in excess of $100,000 in fiscal year 2007.
SUMMARY COMPENSATION TABLE ($)

						Nonqualified
						Deferred
Name and Principal				Stock	Option	Compensation	All Other
Position	Year	Salary	Bonus	Awards	Awards	Earnings	Compensation	Total
Robert E. Farr
President and CEO	2007	$135,000	$0	$0	$20,000	$0	$15,000 (1)	$170,000

Richard J. Miller
EVP and CFO	2007	$125,000	$0	$0	$12,000	$0	$0	$137,000

Lance N. Krajacic
EVP and Chief Lending Officer	2007	$125,000	$0	$0	$10,000	$0	$0	$135,000

(1)	Represents monthly automobile allowance of $750.00 per month and monthly country club dues reimbursement of $500.00 per month.
Backgrounds of our Other Executive Officers
     In addition to the information about our Chief Executive Officer, Robert E. Farr, and our Chief Financial Officer, Richard J. Miller, which is set forth above, the following is information about the Company’s other executive officers:
     Lance N. Krajacic, Age 46, Mr. Krajacic is our Executive Vice President and Chief Lending Officer. Prior to joining the Company in 2006, he served as Senior Vice President and head of the Business Financial Services Group for TCF Bank in Michigan, since 1995. Prior to joining TCF Bank, he spent four years at Great Lakes Bancorp, where he headed the commercial loan division, and nine years at Michigan National Bank, where he managed a $40 million commercial loan portfolio.
Employment Agreements
     Robert Farr, Lance Krajacic and Richard Miller. Bank of Birmingham has entered into employment agreements with Messrs. Farr, Krajacic and Miller, each of which has a term of three years (with certain exceptions). Following the initial three year terms, the agreements automatically renew for one year, unless either party elects to terminate by sending written notice at least 30 days prior to the expiration of the then current term.
     Under the terms of the agreements, Mr. Farr receives a base salary of $135,000 per year, Mr. Krajacic $125,000 and Mr. Miller $125,000. Following the first year of the agreement, the base salaries are to be reviewed by the Bank’s board of directors and may be increased as a result of that review. Each of the executives is eligible to participate in any executive incentive bonus plan and all other benefit programs that the Bank has adopted. Each of the executives is also entitled to receive other customary benefits such as health, dental and life insurance, membership fees to banking and professional organizations and an automobile allowance. In addition, the Bank has agreed to provide term life insurance coverage for each of the executives for terms of not less than 10 years. In the case of Mr. Farr, the Bank has agreed to pay (or reimburse) Mr. Farr for country club membership fees of up to $500 per month and an automobile allowance of $750 per month.
     The employment agreements also provide for grants of stock options, the details of which are included in the 2007 Equity Grants table set forth above.
     The employment agreements contain customary non-competition and non-solicitation provisions that generally apply for a period of one year following the termination of the executive’s employment with the Bank.
     Finally, each of the employment agreements contains provisions which require various differing payments to the executives upon termination and/or a change in control. The payments are described in detail below under the caption, “Payments upon Termination/Change of Control.”
401(k) Plan
     The Bank has a 401(k) Plan in which substantially all employees may participate. The Bank may contribute to the 401(k) Plan at the discretion of the Board of Directors.
Payments upon Termination/Change of Control
     Under each named executive officer’s employment agreement, the executive officer is entitled to different payments and benefits depending upon the manner in which his employment terminates. If the executive is terminated for “Good Cause” (see below), or he resigns, dies or becomes disabled, then the agreement and the Bank’s obligations under it are automatically terminated; provided, however, in the case of death, the Bank is required to provide health insurance benefits to the executive’s spouse at its cost for the period permitted by the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). The Company estimates the approximate value of this benefit to be provided to an executive’s spouse under this provision would be zero.
     If the Bank terminates the executive’s employment for any reason other than Good Cause (and the termination is not the result of a “Change of Control” (see below), then the executive is entitled to severance as follows:
1.	If the termination occurs after the first anniversary date, the executive is entitled to 6 months’ base salary.

2.	If the termination occurs after the second anniversary date, the executive is entitled to 12 months’ base salary.
     The Company estimates that if such termination had occurred on December 31, 2007, total compensation payable to Mr. Farr would be $135,000; Mr. Krajacic $125,000; and Mr. Miller $125,000. The amounts are payable in accordance with the Bank’s normal payroll procedures.
     “Good Cause” is defined under each executive’s agreement to include: (i) a breach of the agreement or gross negligence in performance thereunder; (ii) a failure to follow policy or engaging in unsafe or unsound banking practices; (iii) conviction of a misdemeanor involving moral turpitude or a felony; (iv) gross misconduct in the course of employment including, indecency, immorality, gross insubordination, dishonesty, harassment, use of illegal drugs, or fighting; (v) substantial unsatisfactory job performance; and (vi) prohibition from engaging in the business of banking by any regulator.
     Under each executive’s employment agreement, he has the right to terminate within 60 days following a Change of Control and receive as a lump sum, payment equal to 199% of his Base Amount, as defined in section 280G of the Internal Revenue Code. Such amount is also payable if the executive is terminated other than for Good Cause within 60 days following a Change of Control. The Company has also agreed to reimburse each executive for certain excise taxes that such executive may be subject to under section 280G (i.e. tax gross-up payments). In the case of Mr. Farr, the Company has also agreed to continue his automobile allowance for a period of 12 months.

     “Change of Control” is generally defined under each agreement as (1) a merger or consolidation of the Company or the Bank and the shareholders of the Company or the Bank, respectively immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation; (2) the sale or other disposition of all or substantially all of the assets of the Company or the Bank; (3) any person acquires beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities of the Company or the Bank; or (4) the individuals who were members of the Board of Directors of the Company (the “Current Board Members”) cease to constitute a majority of the Board of the Company or its successor; however, if the election or the nomination for election of any new director of the Company or its successor is approved by a vote of a two-thirds majority of the individuals who are Current Board Members, such new director shall be considered a Current Board Member.
     In accordance with recently adopted SEC rules and for illustrative purposes only, if on December 31, 2007 (i) the executive elected to terminate; or (ii) the Bank terminated the executive for any reason other than Good Cause as a result of Change of Control, the estimated sum of the compensation payable as a lump sum and the economic benefit of the acceleration of stock options to Mr. Farr would be $268,650; Mr. Krajacic $248,750; and Mr. Miller $248,750.
Option Grants in 2007
     The following table sets forth certain information concerning the number and value of stock options granted in the last fiscal year to the individuals named above in the summary compensation table:
2007 GRANTS OF PLAN-BASED AWARDS TABLE

		All Other	All Other
		Stock Awards:	Option Awards:
		Number of	Number of	Exercise or
		Shares of	Securities	Base Price	Grant Date Fair
		Stock or	Underlying	of Option	Value of Option
	Grant	Units	Options	Awards	Awards
Name	Date	(#)	(#)	($ / Sh)	($)
Robert E. Farr	4/23/2007	N.A.	50,000	$10.00	$59,000

Richard J. Miller	4/23/2007	N.A.	30,000	$10.00	$36,000

Lance N. Krajacic	4/23/2007	N.A.	25,000	$10.00	$30,000

(1)	The Company issued 50,000, 30,000, and 25,000 options to Messrs. Farr, Miller and Krajacic, respectively, at an exercise price of $10.00 per share. The options vest ratably (1/3rd per year) over a three-year period, or in the case of Mr. Farr over a five year period beginning 7/26/2007 (the one-year anniversary of the Bank’s opening). The options will expire on 7/26/2017.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date
Robert E. Farr	N.A.	50,000	$10.00	4/23/2017

Richard J. Miller	N.A.	30,000	$10.00	4/23/2017

Lance N. Krajacic	N.A.	25,000	$10.00	4/23/2017

(2)	The Company issued 50,000, 30,000, and 25,000 options to Messrs. Farr, Miller and Krajacic, respectively, at an exercise price of $10.00 per share. The options vest ratably (1/3rd per year) over a three-year period, or in the case of Mr. Farr over a five year period beginning 7/26/2007 (the one-year anniversary of the Bank’s opening). The options will expire on 7/26/2017.
Transactions with Certain Related Persons
     The Bank makes loans to directors and executive officers from time-to-time in the ordinary course of business. The Bank’s current policy provides that:
•	In the case of banking transactions, each transaction will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to us;

•	In the case of business transactions, each transaction will be on terms no less favorable than could be obtained from an unrelated third party; and

•	In the case of all related party transactions, each transaction will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.
     The following is a summary of the business transactions in 2007 involving the Company and related persons:
•	We entered into an agreement with Schwartz Financial Group, an entity partially owned by director Walter Schwartz, to provide brokerage and certain other administrative services in connection with the 401(k) Plan that we offer our employees. Schwartz Financial Group receives a commission of 25 basis points on any brokerage transaction that it executes in connection with the Plan. These fees would be paid directly by the respective mutual fund companies involved in the trade and included in the mutual fund’s annual administrative expenses.
     Our board of directors believes that the above-described transaction is on terms no less favorable than could have been obtained from an unrelated third party.

AUDIT COMMITTEE
Audit Committee Report
     The Audit Committee is comprised of four directors. Each of the directors is independent, under the definition contained in Rule 4200(a)(15) of the NASDAQ’s listing standards. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available to shareholders on our website, at http://www.bankofbirmingham.net.
     In connection with the audited financial statements contained in the Company’s 2007 Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, the Audit Committee reviewed and discussed the audited financial statements with management and Plante & Moran, PLLC. The Audit Committee discussed with Plante & Moran, PLLC the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380). The Audit Committee has also received the written disclosures and the letter from Plante & Moran, PLLC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with them their independence.
     Based on the review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007.
THE AUDIT COMMITTEE

William R. Aikens	Harry Cendrowski	Charles Kaye, Jr.	Donald Ruff
     The Audit Committee of the Board of Directors has appointed Plante & Moran, PLLC to serve as our independent auditors for 2008. Representatives of Plante & Moran, PLLC will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.
Audit Fees
     Audit fees and expenses billed to the Company by Plante & Moran, PLLC for the audit of the Company’s financial statements for the fiscal years ended December 31, 2007 and 2006 and for review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q, are as follows:

2007	2006
$57,825	$30,750
Audit Related Fees
     Audit related fees and expenses billed to the Company by Plante & Moran, PLLC for fiscal years 2007 and 2006 for services related to the performance of the audit or review of the Company’s financial statements that were not included under the heading “Audit Fees,” are as follows:

2007	2006
$0	$0

Tax Fees
     Tax fees and expenses billed to the Company for fiscal years 2007 and 2006 for services related to tax compliance, tax advice and tax planning, consisting primarily of preparing the Company’s federal and state income tax returns for the previous fiscal periods and inclusive of expenses are as follows:

2007	2006
$7,400	$0
All Other Fees
     Fees and expenses billed to the Company by Plante & Moran, PLLC for all other services provided during fiscal years 2007 and 2006 are as follows:

2007	2006
$980	$0
     In accordance with Section 10A(i) of the Exchange Act, before Plante & Moran, PLLC is engaged by us to render audit or non-audit services, the engagement is approved by our Audit Committee. None of the audit-related, tax and other services described in the table above were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X. None of the time devoted by Plante & Moran, PLLC on its engagement to audit the Company’s financial statements for the year ended December 31, 2007 is attributable to work performed by persons other than Plante & Moran, PLLC employees.
COMPLIANCE WITH SECTION 16
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.
     Based on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that all Directors and Executives of the Company filed all reports required on a timely basis pursuant to Section 16 of the Securities Exchange Act of 1934.
SHAREHOLDER PROPOSALS
     Any proposal which a shareholder wishes to have included in the proxy solicitation materials to be used in connection with the next Annual Meeting of Shareholders of the Company, must be received at the principal executive offices of the Company, 33583 Woodward Avenue, P.O. Box 1248, Birmingham, Michigan 48009-1248, Attention: Secretary, no later than December 8, 2008. If such proposal is in compliance with all of the requirements of Rule 14a-8 promulgated under the Exchange Act, it will be included in the Company’s Proxy Statement and set forth on the form of proxy issued for the next annual meeting of shareholders. It is urged that any such proposals be sent by certified mail, return receipt requested. Shareholder proposals which are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article II, Section 7 of the Company’s Bylaws, which provides that to be properly brought before an annual meeting, business must be (i) by or at the direction of the Board of Directors or (ii) by any shareholder entitled to vote for the election of directors who complies with the procedures set forth in the Bylaws. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Company. To be timely, a shareholders’ notice must be delivered, or mailed, and received at the principal executive offices of the Company not less than 60 days nor more than 270 days prior to the meeting; provided, however, that in the event less than 30 days’ notice or prior disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such disclosure was made. A shareholder’s notice must set forth, as to each matter the shareholder proposes to bring before an annual meeting, (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) his or her name and address, as they appear on the Company’s books, (c) the class and number of shares of stock of the Company which are beneficially owned by the shareholder and (d) any material interest of the shareholder in such business. No shareholder proposals have been received by the Company in connection with the Annual Meeting.
     Whether or not you plan to attend the Meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy in the enclosed envelope.

By Order of the Board of Directors, Daniel P. O’Donnell, Secretary